Contact : Michelle Sullivan (617) 368-5165

EXHIBIT 99

BOSTON BEER REPORTS 27% INCREASE IN REVENUE AND AN EPS OF $0.40

BOSTON, MA (5/8/07) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved record first quarter 2007 net revenue of $72.4 million, an increase of 27.4% over the first quarter 2006, driven by a 23.7% core shipment volume increase and a net revenue per barrel increase for core products of approximately 3%. Net income increased in the first quarter by $3.9 million. First quarter 2007 diluted earnings per share were $0.40, an increase of $0.27 over the same period last year.

Jim Koch, Chairman and Founder of the Company, commented, "We achieved 18% depletions growth in the first quarter. We feel very positive about this growth and the continued overall positive craft beer category trends. I believe that as the leading craft brewer, the Company should continue to benefit from the increasing support of retailers and wholesalers for craft beers, as they recognize the potential of this fast growing and profitable category. Beer drinkers are continuing to trade up to better beers. I believe that the quality of the Samuel Adams brand and our unique beers position us well to meet this growing drinker interest."

Martin Roper, Boston Beer Company President and CEO, added, "Our first quarter depletions growth reflected double digit growth in the Samuel Adams brand family and single digit growth for the Twisted Tea brand family. We believe that our Samuel Adams brand health continues to benefit from our significant brand support investment in media, our sales force, point of sale materials and promotions, and we continue to evaluate incremental investments in order to maintain our leading position." Mr. Roper continued, "Twisted Tea brand family depletions growth was lower than in previous quarters, but we believe that we maintained share in the markets where we compete. There were several new entrants into the alcoholic tea market during the first quarter so we expect the summer to be very competitive. We are planning increased investment behind Twisted Tea and other competitive steps to protect our position."

Bill Urich, Boston Beer CFO, added, "Our gross margin for the first quarter 2007 decreased to 55.7% from 57.4% in the first quarter last year, due primarily to higher package material and ingredient costs and a slight shift in product mix. Most of these cost pressures are expected to continue during the remainder of the year. "

Mr. Roper also commented, "Looking forward, we remain confident that our full-year depletions growth will be in the low double digits just below last year's depletions

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growth performance. While we believe as the leading craft brand that we are well positioned in the better beer category, we anticipate increased competition this summer and matching first quarter depletions and shipment growth trends for the full year could be challenging".

1st Quarter Results

Core shipment volume for the period was approximately 400,000 barrels, a 23.7% increase over the same period in 2006. In the first quarter of 2007, total Company depletions grew 18%, with double digit increases in Samuel Adams Boston Lager®, Samuel Adams® Seasonals and Brewmaster's Collection, offset slightly by single digit growth in Sam Adams Light®. The Company also benefited from growth in Twisted Tea®. The Company believes that wholesaler inventory levels at March 31, 2007 were ahead of preferred levels for this time of year, as reflected in shipments exceeding depletions by a larger amount than would be usual for the first quarter. The Company expects this inventory build to unwind through the rest of the year.

The Company's net income of $5.8 million, or $0.40 per diluted share, for the three months ended March 31, 2007, represented an increase of $3.9 million or $0.27 per diluted share over the same period last year, primarily as a result of an increase in net revenue partially offset by increases in costs of goods sold, selling and advertising expenses, general and administrative expenses and income taxes. Net revenue increased by $15.6 million, or 27.4%, during the first quarter of 2007 as compared to the first quarter of 2006, due to the increase in core shipment volume and a 3% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due to price increases and favorable changes in package and product mix. Advertising, promotional and selling expenses increased by $1.1 million during the quarter as compared to the prior year, primarily due to increases in freight expenses to wholesalers and advertising. General and administrative costs increased by $.4 million during the quarter as compared to the prior year, driven by salary and benefit costs. The effective tax rate for the first quarter increased to 40.2% from the 2006 rate of 39.7%. This was primarily a result of an increase in state income taxes.

Other matters

Shipments and orders in-hand suggest that core shipments for the second quarter 2007 appear to be up approximately 10%, resulting in the first half shipments being up approximately 15% as compared to the same period in 2006. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Martin Roper stated, "April year-to-date depletions are estimated to be up approximately 17% over 2006. We believe this sets us up well to make our 2007 growth targets. While disappointed that our price increases in the first quarter have not fully covered our increased costs, we are pleased that our depletions have maintained their momentum after price changes and believe that we are on track to implement net price increases of approximately 3% during 2007."

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As previously reported, the Company is assessing the viability of constructing a brewery in the Northeast and has secured an option on a site in Freetown, Massachusetts. "We are working through a thorough evaluation of this site, which we anticipate will be completed by mid year 2007," said Mr. Roper. "We are obtaining final design and cost estimates for initial production capacity in excess of 1.0 million barrels of Samuel Adams brand and Twisted Tea products. Our current best estimate is that total project costs would be between $170 million and $210 million, and we believe financing for this to be available. The cost of the project will ultimately depend on the final specifications. We also continue to evaluate other supply strategies, given the growth of the craft beer category and known and unknown risks in supply chain alternatives."

The Company announced in April that it signed an agreement with a wholly-owned subsidiary of City Brewing Company to brew some of its beer in Latrobe, Pennsylvania. Work is underway to upgrade the brewery by purchasing equipment to allow for Samuel Adams' traditional brewing process, use of proprietary yeasts and extended aging time, and beer bottling and kegging. "This agreement gives us increased flexibility to meet the growing demand we are seeing for full-flavored craft beers like Samuel Adams and to support our current growth trends," said Mr. Roper. "We felt it was important that we arrange for additional brewing capacity to augment what we can brew in our other brewing locations and provide security and flexibility of supply while we continue to review our long-term brewing strategy. We are delighted to partner with City Brewing in reviving this classic old brewery."

Consistent with the Company's earnings release of March 13, 2007, the Company's 2007 earnings per diluted share are expected to be between $1.42 and $1.55, absent any significant change in currently planned levels of brand support. The earnings per share range estimate does not include any significant brewery expenses associated with new brewery construction or ownership. As of March 31, 2007, the Company had capitalized $3.0 million of new brewery project expenses that would need to be expensed if a decision were made not to proceed with the new brewery. The Company's ability to achieve this type of earnings growth in 2007 is dependent on its ability to achieve challenging targets for volume, pricing and costs.

The Company has increased its estimates of total capital expenditures in 2007 to be between $17.0 and $21.0 million, primarily driven by the need to purchase additional kegs to support its draft business. This revised estimate includes an investment between $3 million and $7 million in the Latrobe Brewery to support the restarting of the historic brew house and modifications to accommodate the Company's beers. Consistent with Boston Beer's commitment to the brewery, the parties are discussing the possibility of Boston Beer acquiring an ownership interest in the brewing facility. This capital expenditure estimate does not include any further investment in the new brewery project or any other major investments that result from the Company's evaluation of its long-term production strategy. The Company's capital investment would be significantly higher if major brewery investment projects are initiated.

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During the three months ended March 31, 2007, the Company did not repurchase any of its Class A Common Stock. Through May 4, 2007, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of May 4, 2007, the Company had 10.2 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 30, 2006 and December 31, 2005. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday May 8, 2007

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THE BOSTON BEER COMPANY, INC. Financial Results (In thousands, except per share data)

Operating Results:

	(unaudited)
	Quarter Ended

	March 31, 2007	April 1, 2006

Barrels sold	396	324

Revenue	$79,734	$62,738
Less excise taxes	7,286	5,850

Net revenue	72,448	56,888
Cost of goods sold	32,126	24,215

Gross profit	40,322	32,673
Operating expenses:
Advertising, promotional and selling expenses	26,506	25,378
General and administrative expenses	5,298	4,926

Total operating expenses	31,804	30,304

Operating income	8,518	2,369
Other income, net:
Interest income	965	588
Other income, net	167	61

Total other income, net	1,132	649

Income before provision for income taxes	9,650	3,018
Provision for income taxes	3,882	1,197

Net income	$5,768	$1,821

Net income per common share - basic	$0.41	$0.13

Net income per common share - diluted	$0.40	$0.13

Weighted-average number of common shares - basic	14,118	13,856

Weighted-average number of common shares - diluted	14,595	14,293

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets: (in thousands, except share data)

	(unaudited) March 31, 2007	December 30, 2006

Assets
Current Assets:
Cash and cash equivalents	$61,449	$63,147
Short-term investments	20,025	19,223
Accounts receivable, net of allowance for doubtful accounts
of $484 and $451 as of March 31, 2007 and
December 30, 2006, respectively	19,737	17,770
Inventories	18,951	17,034
Prepaid expenses and other assets	4,398	2,721
Deferred income taxes	667	667

Total current assets	125,227	120,562

Property, plant and equipment, net	31,887	30,699
Other assets	1,797	1,837
Goodwill	1,377	1,377

Total assets	$160,288	$154,475

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$14,622	$17,942
Accrued expenses	22,184	22,928

Total current liabilities	36,806	40,870

Deferred income taxes	1,494	1,494
Other liabilities	3,420	3,522

Total liabilities	41,720	45,886

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 10,199,426 and 9,992,347
issued and outstanding as of March 31, 2007 and
December 30, 2006, respectively	102	100
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and
outstanding	41	41
Additional paid-in capital	84,367	80,158
Accumulated other comprehensive loss, net of tax	(197)	(197)
Retained earnings	34,255	28,487

Total stockholders' equity	118,568	108,589

Total liabilities and stockholders' equity	$160,288	$154,475

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Consolidated Statements of Cash Flows: (in thousands)

	(unaudited) Quarter Ended

	March 31, 2007	April 1, 2006

Cash flows provided by (used in) operating activities:
Net income	$5,768	$1,821
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	1,386	1,131
(Gain) loss on disposal of property, plant and equipment	(2)	26
Bad debt expense	33	105
Stock-based compensation expense	486	378
Excess tax benefit from stock-based compensation
arrangements	(1,270)	(587)
Purchases of trading securities	(10,665)	(6,050)
Proceeds from sale of trading securities	9,863	28,475
Changes in operating assets and liabilities:
Accounts receivable	(2,000)	(6,391)
Inventories	(1,917)	282
Prepaid expenses and other assets	(917)	(458)
Accounts payable	(3,320)	(805)
Accrued expenses	526	196
Other liabilities	(102)	(49)

Net cash provided by (used in) operating activities	(2,131)	18,074

Cash flows used in investing activities:
Purchases of property, plant and equipment	(2,538)	(907)
Proceeds from disposal of property, plant and equipment	2	1
Increase in other long-term assets	-	(45)

Net cash used in investing activities	(2,536)	(951)

Cash flows provided by financing activities:
Repurchase of Class A common stock	-	(1,855)
Proceeds from exercise of stock options	1,620	1,764
Excess tax benefit from stock-based compensation
arrangements	1,270	587
Net proceeds from sale of investment shares	79	38

Net cash provided by financing activities	2,969	534

Change in cash and cash equivalents	(1,698)	17,657

Cash and cash equivalents at beginning of year	63,147	41,516

Cash and cash equivalents at end of period	$61,449	$59,173

Supplemental disclosure of cash flow information:
Income taxes paid	$592	$255

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